Exhibit 11

                        Continental Homes Holding Corp.
                       Computation of Earnings Per Share
                     (In thousands, except per share data)

                                                              Three months ended
                                                                  August 31,
                                                              ------------------
                                                               1995         1994
                                                               ----         ----
Fully diluted:
Net income                                                  $ 5,224      $ 4,516
Interest expense on convertible
  subordinated notes, net of income taxes                       401          401
                                                            -------      -------
                                                            $ 5,625      $ 4,917
                                                            =======      =======
Weighted average number of shares outstanding                 6,928        6,963
Conversion of convertible subordinated notes
  (42.55 shares per $1,000 principal
  amount of notes)                                            1,489        1,489
Incremental shares relating to stock
  options exercisable                                            94           50
                                                            -------      -------
Weighted average number of shares outstanding
  assuming full dilution                                      8,511        8,502
                                                            =======      =======

Fully diluted net income per share                          $   .66      $   .58
                                                            =======      =======